77C.

Matters submitted to vote of security holders for Delaware Pooled Trust include:

1. Approve an Investment Management
Agreement between the Trust, on behalf of the Fund,and Delaware Management
Company.
2. Approve a Sub-Advisory Agreement
between Delaware Management Company
and Delaware International Advisers Ltd.